Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, Amendment No. 5 of Cannabis Bioscience International Holdings, Inc. (formerly; China Infrastructure Construction Corp) of our report dated September 15, 2023 relating to the consolidated financial statements for the year ended May 31, 2023 listed in the accompanying index.

/s/ Victor Mokuolu, CPA PLLC

Houston, Texas
September 18, 2023